UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 24, 2008
Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On September 30, 2008, First Potomac Realty Trust (the “Company”) completed an underwritten public offering (the “Offering”) of 2,500,000 common shares of beneficial interest, $0.001 par value per share, of the Company (the “Common Shares”). The Company received net proceeds of approximately $38.2 million from the Offering, after deducting the underwriting discount and estimated offering expenses payable by the Company.
In connection with the Offering, the Company entered into an Underwriting Agreement dated September 24, 2008 (the “Underwriting Agreement”) among the Company, First Potomac Realty Investment Limited Partnership, the Company’s operating partnership, and KeyBanc Capital Markets Inc., as representative of the several underwriters named on Schedule A thereto (collectively, the “Underwriters”). Pursuant to the Underwriting Agreement, the Underwriters have an option to purchase up to an additional 375,000 Common Shares from the Company to cover over-allotments, if any, within 30 days from the date of the Agreement. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
1.1	Underwriting Agreement, dated September 24, 2008, among the Company, First Potomac Realty Investment Limited Partnership and KeyBanc Capital Markets Inc., as representative of the several underwriters named on Schedule A.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the Common Shares.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST
September 30, 2008	/s/ Joel F. Bonder
Joel F. Bonder
Executive Vice President, General Counsel and Secretary

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1
Underwriting Agreement, dated September 24, 2008, among the Company, First Potomac Realty Investment Limited Partnership and KeyBanc Capital Markets Inc., as representative of the several underwriters named on Schedule A.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the Common Shares.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.